Neoleukin Therapeutics Announces Third Quarter 2021 Financial Results and Corporate Update

–NL-201 Phase 1 solid tumor trial interim data anticipated in 2022 –

–Upcoming presentations at ACR, SITC, and ASH to highlight preclinical data –

–Planning to initiate a Phase 1 trial in hematologic malignancies with NL-201 in 2022 –

SEATTLE, Washington, November 4, 2021 – Neoleukin Therapeutics, Inc., “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced financial results and a corporate update for the third quarter ended September 30, 2021.

“During the third quarter, we made progress with our NL-201 phase 1 clinical trial, initiating multiple additional sites in the United States, Australia, and Canada; we look forward to providing interim data in 2022,” said Jonathan Drachman, M.D., Chief Executive Officer of Neoleukin. “In addition, we and our collaborators continue to generate preclinical data, demonstrating the potential for NL-201 in additional indications and novel regimens. Based on these data, we plan to initiate a second NL-201 clinical trial in patients with hematology malignancies next year.”

“Furthermore, our presentation next week at the American College of Rheumatology Annual Meeting will highlight a de novo IL-2/IL-15 inhibitor we have developed that could have applications in inflammatory and autoimmune disorders."
Recent Updates
NL-201
NL-201 is a de novo protein therapeutic candidate, designed to mimic the therapeutic activity of natural cytokines IL-2 and IL-15, while potentially reducing the toxicities associated with high-dose IL-2. NL-201 is currently in a phase 1 clinical trial for patients with relapsed and refractory solid tumors. A second trial for patients with hematologic malignancies is expected to begin next year.

Executive Appointment
In September, Neoleukin announced the appointment of Bill Arthur, Ph.D., as Vice President and Head of Research. Dr. Arthur joins Neoleukin after a decade at Seagen Inc., where he served most recently as Senior Director & Head of Cancer Biology. Prior to Seagen, Dr. Arthur worked at Merck & Co. and Rosetta Inpharmatics.
Scientific Conference Presentations
In September, an oral presentation at IDWeek by Neoleukin scientists and collaborators demonstrated the potential of NL-CVX1 to prevent or treat SAR-CoV-2 related disease, including new variants of concern.
At the upcoming American College of Rheumatology Annual Meeting (taking place virtually November 5-9, 2021), Neoleukin will have an oral presentation, titled “Development of a Computationally Designed, Hyperstable Dual Inhibitor of the IL-2 and IL-15 Receptors: A Novel Therapeutic Candidate for Inflammatory Conditions” (Monday, Nov. 8 at 2 p.m.). The abstract highlights development of a potent and hyperstable protein that blocks signaling by endogenous IL-2 and IL-15.
Neoleukin and collaborators will present four abstracts at SITC 2021:
Title: NL-201 Induces Inflammation in a ‘Cold’ Tumor Microenvironment through Upregulation of MHC-I, Expansion of the TCR Repertoire, and Potent Antitumor Activity when Combined with PD-1 Inhibition
Poster/Abstract Number: 716,
Date/Time: Saturday, November 13, 7 a.m. to 8:30 p.m., ET

Title: Intratumoral Administration of NL-201, an Alpha-Independent IL-2/15 Receptor Agonist, Inhibits the Growth of Both Injected and Uninjected Tumors in Preclinical Models
Poster/Abstract Number: 898,
Date/Time: Saturday, November 13, 7 a.m. to 8:30 p.m., ET

Title: A First-in-Human Phase 1 Study of NL-201 in Patients with Relapsed or Refractory Cancer (Trials in Progress)
Poster/Abstract Number: 509,
Date/Time: Friday, November 12, 7 a.m. to 8:30 p.m. ET

Title: ICT01, an Anti-BTN3A Monoclonal Antibody, and NL-201, an Alpha-Independent IL-2/IL-15 Agonist, Combine to Elicit a Potent Anti-Tumor Response by Synergistically Stimulating Vγ9Vδ2 T Cell Activation and Proliferation
Poster/Abstract Number: 563
Date/Time: Friday, November 12, 7 a.m. to 8:30 p.m. ET

Two abstracts have been submitted regarding NL-201 for the upcoming 63rd American Society of Hematology Annual Meeting (ASH 2021) taking place virtually and in person December 11-14, 2021, and one will be presented as a poster:

Title: The IL-2/IL-15 Mimetic NL-201 Prevents Myeloma Relapse after ASCT by Expanding Highly Cytolytic T Cells in the Bone Marrow that are Resistant to Exhaustion
Abstract number: 1609

Title: NL-201, a De Novo Agonist of IL-2 and IL-15 Receptors, Demonstrates Synergistic Antitumor Activity with Anti-PD-1 Checkpoint Inhibitor Therapy in a Preclinical Non-Hodgkin Lymphoma Model
Abstract number: 4560
To be published in the November supplemental issue of Blood.
Summary of Financial Results
Cash Position: Cash and cash equivalents totaled $154.9 million as of September 30, 2021, compared to $192.6 million as of December 31, 2020.
Based upon current internal infrastructure and pipeline initiatives, Neoleukin believes it has sufficient cash to fund operations into the second half of 2023.
R&D Expenses: Research and development expenses for the third quarter of 2021 increased to $9.9 million from $6.2 million for the third quarter of 2020. The increase was primarily due to increased expenses incurred from clinical trial activities related to Neoleukin's lead product candidate, NL-201, personnel-related costs, and in connection with the advancement of other Neoleukin technologies.
G&A Expenses: General and administrative expenses for the third quarter of 2021 increased to $5.6 million from $3.9 million for the third quarter of 2020. The increase in general and administrative expenses was primarily due to increases in personnel-related costs and professional service fees as Neoleukin continues to grow its operations.
Gain on Sale of Aquinox Canada: The gain in the third quarter of 2020 relates to the sale of Aquinox Canada, a wholly owned subsidiary of Neoleukin. The gain of $7.8 million recognized was the total consideration of $8.2 million, less transaction costs of $0.4 million.
Net Loss: Net loss for the third quarter of 2021 was $15.4 million compared to a net loss of $2.2 million in the third quarter of 2020.
About Neoleukin Therapeutics, Inc.
Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins. Neoleukin’s lead product candidate, NL-201, is a combined IL-2 and IL-15 agonist designed to improve tolerability and activity by eliminating the alpha receptor binding interface. For more information, please visit the Neoleukin website: www.neoleukin.com.

Safe Harbor / Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the therapeutic properties and potential of the company’s de novo protein design technology, the results of the clinical trial for NL-201, expectations regarding cash forecasts, planned clinical and development activities and timelines. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to the company’s cash forecasts, the company’s ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, the timing and results of preclinical and clinical trials, the timing of announcements and updates relating to the company’s clinical trials and related data market conditions and further impacts of COVID-19, that could cause actual results to differ materially from what Neoleukin expects. Further information on potential risk factors that could affect Neoleukin’s business and its financial results are detailed under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Neoleukin undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Media
Julie Rathbun
206-769-9219
jrathbun@neoleukin.com

Investors
Solebury Trout
Alexandra Roy
617-221-9197
aroy@soleburytrout.com

NEOLEUKIN THERAPEUTICS, INC.
Condensed consolidated balance sheet data
(In thousands of U.S. dollars)

	September 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$154,924	$192,556
Other current assets	1,574	1,966
Non-current assets	19,436	15,997
Total assets	$175,934	$210,519
Liabilities
Current liabilities	$8,996	$7,889
Non-current liabilities	12,072	11,414
Total liabilities	21,068	19,303
Stockholders' equity	154,866	191,216
Total liabilities and stockholders' equity	$175,934	$210,519

NEOLEUKIN THERAPEUTICS, INC.
Condensed consolidated statements of operations
(In thousands of U.S. dollars, except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating loss
Research and development	$9,896	$6,216	$29,402	$16,557
General and administrative	5,556	3,860	16,122	12,359
Gain on sale of Aquinox Canada	—	(7,826)	—	(7,826)
Total operating loss	15,452	2,250	45,524	21,090
Other income (loss), net	6	1	(1)	453
Net loss	$(15,446)	$(2,249)	$(45,525)	$(20,637)
Net loss per common stock – basic and diluted	$(0.28)	$(0.04)	$(0.83)	$(0.41)
Basic and diluted weighted average common shares outstanding	55,087,777	54,121,676	55,020,059	50,896,014